Exhibit 1.4


               ARTICLES OF ACQUISITION AND PLAN OF REORGANIZATION

I.    PARTIES TO AGREEMENT

     The parties to this agreement shall be:

     Sterling Brokerage Services, L.L.C., a Texas Limited Liability Company, whose address is 3626 N. Hall Street, Dallas, TX, hereinafter referred to as SBS; and

     Sterling Resources, Inc., a Colorado Corporation, together with its wholly owned subsidiary Bonds2Go.com, L.L.C., a Colorado Limited Liability Company, whose address is 540 N. Cascade Ave., Colorado Springs, Colorado, collectively hereinafter referred to as SRI.

II.   PURPOSE OF THIS AGREEMENT

     The purpose of this agreement is to outline the process and agreement for SRI to acquire SBS. SRI shall be the holding company and SBS shall continue to be an independent entity owned in its entirety by SRI. SBS is a National Association of Securities Dealer's Broker/Dealer.

III.  CONSIDERATION

     Whereas SBS desires to join its broker's broker operations with the online fixed income brokerage operations and sales organization of SRI; and

     Whereas SRI desires to join its operations with SBS under the license of SBS for the joint benefit of all included herein;

     Now therefore, in consideration of the mutual promises contained herein, the following agreement sets forth the terms and understanding between the parties.

IV.   ACQUISITION OF SBS

     The merger of the parties herein is to be completed through a tax-free exchange of voting securities of SBS for shares in SRI. It is anticipated that since SBS is a NASD broker/dealer and will continue as such after the acquisition, SRI shall issue common shares of stock for all outstanding membership units of SBS. No monies or other items of value shall be paid to or from either of the merger partners. The ratio of common shares issued by SRI in exchange for membership units of SBS will be completed in two stages. The initial exchange of shares for units shall take place upon the signing of this agreement which shall serve to begin the plan of reorganization and option period as outlined in Section X. The second and final distribution of SRI common shares, if any shall be completed within 12 months of the signing of this agreement which will mark the end of the plan of reorganization and the end of the option period as outlined in Section IX.




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V.    OWNERSHIP AND NEGOTIABILITY RESTRICTIONS OF THE COMMON SHARES OF SRI

     The shares of SRI issued pursuant to this agreement as well as the existing outstanding shares of SRI shall be restricted as to the shareholders ability to sale, hypothecate or otherwise transfer shares received. Additionally, this section shall prescribe a method of valuation and payment terms that would apply upon a shareholder's death, disability, divorce, insolvency and termination of employment. Attached to this document and labeled Appendix A is the Shareholder's Agreement that shall enumerate the restrictions on the Common Stock of SRI. This agreement is expressly contingent upon the execution of all shareholders (both existing and anticipated by this document) representing 100% of the outstanding stock of SRI.

VI.   INTENT TO QUALIFY AS A "TAX FREE EXCHANGE IN REORGANIZATION"

     It is the parties intent to qualify under Internal Revenue Service Code Sections 354 through 361 et al. This document shall serve as the "plan of reorganization." It is understood that only securities of the parties hereto shall be exchanged and that no other property or "boot" shall be involved in the set of transactions contemplated herein. If any portion of this plan of reorganization should by its existence in this document cause this plan of reorganization to fail as a "tax free exchange in reorganization" that portion alone shall be considered void and the balance of this plan and articles of acquisition shall survive.

VII.  CONDITIONS PRECEDENT TO ACQUISITION

     SBS is currently a "Five Thousand Dollar" Broker/Dealer member of the NASD. Specifically, this designation limits the scope of business activities of SBS to sales and purchases of debt securities from other NASD Broker/Dealer members. This designation currently serves the needs of SBS whose activities are limited to inter-dealer sales. SRI, through its employees and licensing through Century Securities Associates, Inc. conducts general securities sales and trading which would fall outside the current designation of SBS.

     In order to accommodate this plan of acquisition, SBS has undertaken to expand and change its license designation with the NASD to allow for the expanded activities of the new organization. Upon the advice of experts consulted, SBS has applied to the NASD to expand from a "Five Thousand Dollar" Broker/Dealer to a "One Hundred Thousand Dollar" Broker/Dealer.

     Since the effectiveness of this acquisition depends upon SBS expanding from a "Five Thousand Dollar" Broker/Dealer to a "One Hundred Thousand Dollar" Broker/Dealer member any failure or inability to achieve this designation shall by itself cause this agreement to become void with no further force or affect. The change in designation is required to expand SBS's ability to conduct general securities sales and trading both with the "public," as defined by the NASD and to other Broker/Dealer members.


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VIII. MERGER OF OPERATIONS

     Subject to the "Option Period" as set forth in Section X, the parties intend to combine the operations, assets, liabilities, duties, obligations, revenues and all other business functions of the broker/dealer together and have SBS as a wholly owned subsidiary of SRI. Because the operations of the acquired parties will remain disparate (i.e., broker's broker operations and general securities operations) the pre-acquisition names of the businesses shall continue as d/b/a designations. This shall continue to exist so long as it is deemed prudent by management.

     It is anticipated that for the initial few years following the execution of this Agreement the company will undergo expansion that will limit the profits realized by the shareholders. The expansion of "top line" revenues will be primary with the "bottomline" revenue secondary.

     The following listings will outline the events to occur upon the execution of this agreement:

          A. SRI shall issue fully paid common shares of stock in exchange for all outstanding SBS common membership units as outlined in Section IX.

          B. The interim Co-Chief Operating Officers and Managing Members shall be Dennis Marlin and Scott Colyer. They shall each be the sole operating officer of their respective divisions of SRI. They shall remain Co-Chief Operating Officers until the expiration of the "Option Period." Assuming the option to unwind (as outlined in Section X) is not exercised the positions, as Co-Chief Operating officers shall continue.

          C. Any regulatory requirement by the NASD or other Self-Regulating Organization (SRO) shall be undertaken with the joint help of both parties.

          D. The clearing of all securities transactions shall be centralized, or maintained under the license of SBS in separate locations until centralization is feasible.

          E. An inventory of all assets and liabilities of the parties shall be undertaken and attached to this agreement and labeled Appendix B. The respective inventories of both the general securities portion (currently
     SRI) and the broker's broker portion (currently SBS) shall be performed under the guidance of Colyer and Marlin and submitted to each other.

          F. All securities licenses of the employees of SRI shall be moved from Century Securities Associates, Inc. to SBS as soon as is feasible.

          G. Notice shall be sent to all creditors and customers of the parties outlining changes caused by the merger. If the merger does not affect the relationships then no notice will be required.


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          H.   During the "Option Period" as set forth in Section X of this agreement, the day to day operations of each party shall go on in a separate fashion and the revenues and expenses of each operation shall remain separate.

          I. The parties will take steps to cooperate with each other to maximize joint business opportunities including Internet marketing, business expansion, etc.

          J. The parties will account for revenues and expenses on an ongoing basis.

IX.   CALCULATION OF SBS COMMON UNITS EXCHANGED FOR SRI COMMON SHARES

    A.  Initial Calculation of Exchange Ratio - The "Option Period":

          The basis upon which common units of SBS shall be exchanged for common shares of SRI will be the issuance of an amount of the common shares of SRI that equate to a twenty percent (20%) ownership in SRI. This amount is not subject to re-calculation to less than the base twenty-percent (20%) ownership.

     During the initial twelve-month period following the execution of this agreement, each party to this agreement is hereby granted an option to rescind the exchange outlined herein. This option may be exercised by either of the existing majority principals of the parties. The majority existing principal of SBS is Dennis Marlin and the majority principal of SRI is Scott Colyer. Either may act upon behalf of their prior entity to cause this transaction to become void and unwind the joint business activities of the parties. This option grant and its operation are outlined in Section X.

    B.  Recalculation of the Exchange Ratio:

     Since there is a disparate amount of revenue generation by each party it is expected that the shares issued in exchange for SBS units will represent a lesser ownership interest in SRI than the original members will. However, it is the intent of this merger agreement to allow for both parties to recognize the benefits of this merger, the initial ratio of exchange shall be subject to recalculation twelve months after the execution of this agreement. This recalculation shall be performed by negotiation between Colyer and Marlin. If an agreement cannot be reached then the option to rescind shall be considered to have been exercised by both parties.

X. GRANT OF OPTION TO UNWIND ACQUISITION AND MERGED OPERATIONS DURING THE "OPTION PERIOD"

     As outlined in Section IX, this agreement hereby grants an option to each principal of the parties to rescind this agreement and unwind the joint operations of the parties during the first twelve months following the execution of this agreement. This period is known and hereinafter referred to as the "Option Period." This option may be exercised at any time during the Option


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Period by either party and shall require no condition precedent.  The following subsections shall outline the occurrences during the option period.

    A. During the option period the operations of the broker's broker and general securities divisions of SBS shall remain separate. As Co-COO's Marlin and Colyer will remain in control of each division subject to reporting financial results to SRI.

    B. SRI agrees to hold the units of SBS exchanged for shares of SRI in escrow during the option period and to return said units of SBS to former members should the option to rescind be exercised. All corporate filings, reports and returns shall also be continued to be updated and executed in a timely fashion.

    C. The revenues and expenses of the divisions of SBS shall remain separate and under the control of each division. The costs of the Broker/Dealer shall be borne by the divisions of SBS in the proportion as to the revenues raised. This shall include, but not be limited to licensing, accounting, and general administration thereof.

    D. If either party exercises their option to rescind this acquisition during the option period, a period up to six months following the exercise of the option shall be allowed before the separation of the parties is completed. This time period shall allow for any unwinding of operations and for SRI to arrange for licensing as a NASD Broker/Dealer. However, the financial interest that the general securities operations (currently SRI) and the broker's broker operations (currently SBS) share as a product of this acquisition shall cease of the date the option to rescind is exercised.

    E. Each party will gain unique knowledge about the other as a consequence of this merger. This knowledge could be damaging to the parties should either party exercise its option to rescind. Therefore in such an event, each party agrees not to use any information or knowledge of the other's operations, business and trade secrets or customer base for any purpose. Any attempt to do so may cause rise to damages that may be recovered in arbitration. Each party agrees that a single exception to the arbitration clause in Section XXI shall exist if either party should seek injunctive relief to enforce this section.

    F. Each party agrees to hold each other harmless and defend against any claim that arises from their respective division prior to or during the option period. This applies to any asserted claims of liability by the customers of the parties, any regulatory organization or any other group or entity that may attempt such claim. Such indemnity shall include all judgment, arbitration awards, settlements, costs and reasonable attorney fees incurred by the parties in connection with all claims.

    G. There shall exist a fiduciary duty and duty of fair dealing between the parties during the option period.

    H. There will be conflicts of interest during the option period since each party is an existing customer of the other. This agreement requires full disclosure of any conflict to the other party.


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XI.   FINANCIAL OBLIGATIONS FOR REGULATORY AND TRADING CAPITAL OF THE MERGED
      COMPANY

     The financial capital needs of SBS are expected initially to expand given the upgrade of the Broker/Dealer outlined in Section VII. SRI agrees to provide the difference of capital needed to meet the requirements of the NASD and other SRO's. The parties to this agreement have been advised that the combined operations will require a minimum net capital amount of one hundred twenty thousand dollars ($120,000.00). SBS currently maintains thirty thousand dollars ($30,000.00) of net capital and will need an additional ninety thousand dollars ($90,000) to meet the regulatory requirement. SRI agrees to supply this capital by way of subordinated loan or equity infusion. Additionally, additional capital may be required as a clearing deposit to secure a trading line of credit. Both SRI and SBS and their principals agree to attempt to secure these amounts.

     Should either or both parties to this agreement not be able to raise or supply the needed capital upon mutually agreeable terms within one hundred twenty days (120) after the execution of this agreement, this plan of reorganization and merger shall fail and this document shall become null and void. Any items of value exchanged between the parties shall be returned.

XII.  FUNDS EXCHANGED BETWEEN SRI AND SBS

     It is anticipated that after the execution of this agreement, certain funds may be exchanged between SRI and SBS for expansion purposes. Irrespective of the manner in which any funds and/or property are exchanged (i.e., loaned or invested as equity) between the parties, for the purpose of the "Option Period" herein such funds shall be considered by the shareholders as loaned funds or property and shall be returned to the party providing the funds or property if the option to rescind is exercised by any party hereto.

XIII. COSTS AND FEES OF THE MERGER

     Both parties anticipate certain costs to be incurred pursuant to this agreement. Any reasonable costs associated with the upgrade of SBS' Broker/Dealer shall be shared equally between the parties. Costs that arise prior to the execution of this agreement shall be borne by the party that has incurred them. Costs and Fees arising after the execution of this agreement shall be borne by the merged SBS proportionately as to revenues produced. Therefore, the general securities division (currently SRI) and the broker's broker divisions shall pay only their proportionate share of costs. Shared overhead shall be contributed equally by both parties.

XIV.  EMPLOYEES OF SRI TO BECOME EMPLOYEES OF SBS

     The licensed employees of SRI are currently under contract as "independent contractors" with Century Securities Associates. Nothing in this agreement is meant to abrogate or otherwise violate the terms of those agreements. A specimen copy of this agreement is attached to this agreement as Appendix C.
The "independent contractor's agreement" requires 5 days notice to terminate and such notice will be tendered within 5 business days of the regulatory


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requirements outlined in Section VII (Conditions Precedent) being met.  SBS agrees to hire all employees of SRI.

XV.   ACCEPTANCE OF EMPLOYEE BENEFITS AND PROGRAM OF SRI AND SBS

     SRI and SBS currently operate employee benefit programs for their employees. The parties agree to continue substantially all of these programs indefinitely beyond the merger unless the joint management of the parties agrees otherwise. At the time of execution these programs include Employee stock ownership, partially paid health insurance benefits and a retirement plan. A copy of these items have been supplied to each party receipt of which is acknowledged by the execution of this agreement. This section shall not impair the parties' ability to add, delete or otherwise modify any benefit or other employee program.

XVI.  AGREEMENT FOR THE PARTIES TO "STAND STILL"

     Upon the execution of this agreement each party agrees to cease any merger or business combination discussions with others that could adversely impact either party to this agreement. SRI hereby discloses that it has discussed a business combination with Unicapital but has not defined any conditions or terms. SRI will continue discussions only under the advice and consent of SBS. Discussions entered into prior to the execution of this agreement shall not be a violation hereof.

     All other ongoing business matters shall be undertaken as usual and shall not be affected by this document or the pendency of its execution.

XVII. REGULATORY AND COMPLIANCE ISSUES

     It is understood that the terms and conditions of this agreement are subject to the rules and regulations that govern the parties hereto. Therefore, if any portion of this agreement is found to violate any securities rule or regulation of any governing agency, Self Regulatory Organization (SRO), any court of competent jurisdiction or state securities, authority, such portion shall be deemed void and to have no force or effect on the parties. All other terms and conditions shall remain as originally written.

     It shall be considered as sufficient cause to terminate this agreement if any party hereto is suspended from doing business in the securities industry.

XVIII.THIS AGREEMENT BINDING ON SUCCESSORS IN INTEREST

     This agreement shall be binding on all successor in interest to the parties. Specifically, this shall include sale, merger or other transformation of either party to this agreement. Additionally, it is agreed that should either party use a subsidiary or affiliated entities in the performance of this agreement the party so utilizing such subsidiary or affiliated entities shall be responsible and liable for the actions of that affiliate or subsidiary. Furthermore, the utilizing party shall guarantee the obligations and liabilities of such affiliate or subsidiary.


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XIX.  REASONABLE ATTORNEY'S FEES

     It is understood that any act of default, breach or repudiation of this agreement hereto could subject each party to serious financial and regulatory damages. Such damages may include significant financial risk and damage that could be caused by actions or inactions of the other party. In the case of such events of default, breach or repudiation and a dispute between the parties arises the prevailing party shall be entitled to recover reasonable attorney's fees in addition to any damages awarded.

XX.   TIME IS OF THE ESSENCE

     As it is greatly to the benefit of each party to proceed with this acquisition, time frames set forth herein must be met. Any unreasonable delay that is not agreed to by all parties to this agreement shall constitute a breach of this agreement. Any breach due to unreasonable time delays without the consent of the parties shall deem this contract null and void. All items of value shall be returned to the parties contributing them.

XXI.  GOVERNING LAW - ARBITRATION CLAUSE

     This agreement shall be governed by the rules of the National Association of Securities Dealers and by the laws of the State of Colorado.

     Any dispute, complaint or action that shall arise from this agreement shall be adjudicated by binding arbitration according to the National Association of Securities Dealers Code of Arbitration. Execution hereof shall be deemed as an irrevocable submission to arbitration.

XXII. COMPLETE AGREEMENT

     This document describes the complete agreement between the parties. No other understanding, either written or verbal shall modify the contents herein. Any modification to this agreement shall so state in writing and be executed by all parties hereto.

XXIII.FACSIMILE SIGNATURES DEEMED AS ORIGINAL

     Any signature or initial received by any party by way of facsimile shall be deemed as an original signature or initial.







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     This agreement is hereby deemed the complete agreement between the parties and is accepted this ___ day of ______, 2001.

                                STERLING BROKERAGE SERVICES L.L.C.
                                By: Dennis Marlin, Chief Operating Officer and Managing Member


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                                STERLING RESOURCES, INC. on behalf of its
                                  affiliates
                                By: Scott Colyer, President and Chief Executive Officer


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                                RATIFICATION OF THE MEMBERS OF STERLING
                                  BROKERAGE SERVICES, L.L.C.
                                By:  Dennis Marlin Member


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                                By:  Lisa Marlin, Member


                                -----------------------------------------------


                                RATIFICATION OF THE SHAREHOLDERS OF STERLING
                                  RESOURCES, INC.
                                By:  Scott Colyer, Shareholder


                                -----------------------------------------------


                                By:  Lisa Colyer (a/k/a Lisa Waycott),
                                     Shareholder


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